Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement

CHINA UNICOM LIMITED	(Stock code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of June 2004.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of June 2004.

Operational Statistics for the month of June 2004 and the comparative figures for the previous month are as follows:-

		June 2004	May 2004
1.	CELLULAR BUSINESS (Note 3):
	Aggregated Number of GSM Cellular Service Subscribers	78.780 million	77.768 million
	• Post-paid Subscribers	40.660 million	40.449 million
	• Pre-paid Subscribers	38.120 million	37.319 million
	Aggregated Net Addition in 2004 of GSM Cellular Service Subscribers	6.210 million	5.198 million
	• Post-paid Subscribers	1.098 million	0.886 million
	• Pre-paid Subscribers	5.112 million	4.312 million
	Aggregated Number of CDMA Cellular Service Subscribers	23.733 million	23.000 million
	• Post-paid Subscribers	22.153 million	21.481 million
	• Pre-paid Subscribers (Note 4)	1.580 million	1.519 million
	Aggregated Net Addition in 2004 of CDMA Cellular Service Subscribers	4.787 million	4.055 million
	• Post-paid Subscribers	4.173 million	3.500 million
	• Pre-paid Subscribers (Note 4)	0.614 million	0.555 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2004 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	4.8302 billion	3.9433 billion
	• Domestic Long Distance	4.7569 billion	3.8849 billion
	• International, Hong Kong, Macau & Taiwan Long-Distance	0.0733 billion	0.0584 billion
	Aggregated Usage Volume in 2004 of Outgoing Calls of IP Telephone (minutes)	6.3225 billion	5.2267 billion
	• Domestic Long Distance	6.2570 billion	5.1739 billion
	• International, Hong Kong, Macau & Taiwan Long-Distance	0.0655 billion	0.0528 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	13.137 million	13.019 million

Notes:

1.	All the Aggregated Numbers recorded for the months of May 2004 and June 2004 are aggregated data reported at 24:00 on 31 May 2004 and 30 June 2004 respectively.

2.

The accounting period of all Aggregated Net Additions in 2004 and all Aggregated Usage Volumes in 2004 for the month of June 2004 is the period commencing from 0:00 on 1 January 2004 to 24:00 on 30 June 2004 respectively.

3.	Additional information for Cellular Services:

Operational Statistics for Cellular Services for June 2004 and its comparative figures for May 2004 are analysed by the original listed service areas (annotation (a)) and the newly acquired service areas (annotation (b)) as follows:

		June 2004		May 2004
		Original Listed Service Areas	Newly Acquired Service Areas	Original Listed Service Areas	Newly Acquired Service Areas
GSM Cellular Services
	Aggregated Number of Subscribers	69.401 million	9.379 million	68.469 million	9.299 million
	Aggregated Net Addition in 2004 of Subscribers	5.478 million	0.732 million	4.546 million	0.652 million

CDMA Cellular Services
	Aggregated Number of Subscribers	21.166 million	2.567 million	20.508 million	2.492 million
	Aggregated Net Addition in 2004 of Subscribers	4.255 million	0.532 million	3.599 million	0.456 million

Annotations:

(a)

The Original Listed Service Areas mean the twenty-one provinces, cities and autonomous regions in the PRC for which cellular services are provided by the Company, including Guangdong, Jiangsu, Zhejiang, Fujian, Liaoning, Shandong, Anhui, Hebei, Hubei, Beijing, Shanghai, Tianjin, Jilin, Heilongjiang, Jiangxi, Henan, Shaanxi, Sichuan, Chongqing, Guangxi Zhuang and Xinjiang Uygur.

(b)

The Newly Acquired Service Areas mean the nine provinces, cities and autonomous regions in the PRC of which the cellular services had been acquired by the Company from China Unicom (BVI) limited on 31 December 2003, including Shanxi, Inner Mongolia, Hunan, Hainan, Yunnan, Ningxia, Gansu, Qinghai and Xizang.

4.

CDMA prepaid service has already been launched in 25 provinces, cities and autonomous regions, including Beijing, Tianjin, Hebei, Shanxi, Inner Mongolia, Jilin, Heilongjiang, Shanghai, Jiangsu, Anhui, Jiangxi, Shandong, Henan, Hubei, Hunan, Guangdong, Guangxi, Hainan, Yunnan, Chongqing, Sichuan, Xizang, Shaanxi, Gansu and Xinjiang.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of May and June 2004 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Wang Jianzhou, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson), Cheung Wing Lam, Linus

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 19 July 2004